Exhibit 10.2

Root, Inc.

Non-Employee Director Compensation Policy

Restricted Stock Unit Deferral Election Form
For Eligible Directors

Please complete and return this Restricted Stock Unit Deferral Election Form (the “Election Form”), as described below, [for existing non-employee directors making elections for 2024: within 30 days after the Effective Date of the Policy] [for existing non-employee directors making elections for 2025 or any year thereafter: on or before December 15 of each year prior to the calendar year in which the RSU Award to which the deferral election relates would be granted] [for new non-employee directors: within 30 days following the date you join the Board] (the “Submission Deadline”), to Jodi Baker, by e-mail to jodi.baker@joinroot.com.

Neither the provision of this Election Form nor your completion of this Election Form represents a commitment by the Company to grant an RSU Award to you. The grant of an RSU Award remains subject to the terms of the Company’s Non-Employee Director Compensation Policy as may be hereinafter amended (the “Policy”). Terms not otherwise defined herein shall have the meaning set forth in the Policy or the Company’s 2020 Equity Incentive Plan (the “Plan”), as applicable.

I understand that my Election Form will become irrevocable and effective as of the Submission Deadline.

I. PERSONAL INFORMATION

(Please print)

Participant Name: (the “Participant”)

II. RSU AWARD DEFERRAL ELECTION

By signing below, I elect to defer in accordance with this Article II 100% of any restricted stock unit awards (“RSU Awards”) that may be granted to me, if any, under the Plan and pursuant to the Policy in the calendar year following the calendar year in which I tender this election (or if I first became eligible to participate in the Policy in the calendar year in which I tender this election, in the calendar year in which I tender this election). If I do not timely submit a properly completed Election Form, then my RSU Awards will vest and settle in accordance with the terms of the Policy, the Plan, and the applicable RSU Award Agreement.

All RSU Awards that are deferred pursuant to this Section II are referred to as “Deferred Awards” in this Election Form.

By signing below, I elect to have each of my Deferred Awards settled as follows to the extent it becomes vested and nonforfeitable:

1. Subject to the following paragraph, and to the extent my Deferred Awards become vested and nonforfeitable, my Deferred Awards will be settled in a single lump sum installment in whole shares on the earlier of:

(a) immediately prior to a Change in Control, provided that, for the avoidance of doubt, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Treasury Regulation Section 1.409A-3; or

(b) within 60 days following my Separation Date.

For the purposes of the foregoing, “Separation Date” means the date of my retirement or other separation from service with the Company and all of its Affiliates (as determined in accordance with Section 409A(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h)).

2. If a distribution hereunder is triggered because of my Separation Date and I am a “specified employee” within the meaning of Section 409A of the Code at the time of my Separation Date, then the distribution that I would otherwise be entitled to receive upon the Separation Date will not be settled until the date that is 6 months and 1 day following the Separation Date, unless I die following my Separation Date, in which case, my distribution will commence as soon as practicable following, and in all events within sixty (60) days after, the date of my death.

III. PARTICIPANT ACKNOWLEDGEMENTS AND SIGNATURE

1. I agree to all of the terms and conditions of this Election Form.

2. I acknowledge that I have received and read a copy of the Plan’s prospectus and that I am familiar with the terms and provisions of the Plan.

3. I agree to the right of the Board or the Compensation Committee to amend or terminate my election under Article II at any time and for any reason, with or without notice; provided that such termination or amendment is performed in compliance with Section 409A (as determined by Company legal counsel in its sole and absolute discretion).

4. I understand that the obligation of the Company to settle any Deferred Awards is unfunded and that no assets of any kind have been segregated in a trust or otherwise set aside to satisfy any obligation under this Election Form. I also understand that any election to defer the settlement of any RSU Awards pursuant to this Election Form will make me only a general, unsecured creditor of the Company.

5. I understand that any amounts deferred will be taxable as ordinary income in the year settled. Notwithstanding, I agree and understand that the Company does not guarantee in any way whatsoever the tax treatment of any deferrals or payments made under the Policy or this Election Form. I understand that I will be responsible for all taxes and any other costs owed with respect to any deferrals or payments made with respect to my RSU Awards.

6. I understand that the Company will be under no obligation to settle any Deferred Awards until any applicable tax withholding obligations are satisfied and that if I fail to satisfy any such tax withholding obligations I will forfeit my right to receive the shares subject to my Deferred Award. I understand that the Company has the right (but not the obligation) to withhold taxes from my Deferred Awards (including pursuant to net share withholding) in any amount and through such procedure as the Company deems necessary or desirable to satisfy any income or other tax obligations incurred with respect to my RSU Awards.

7. I understand that it is my responsibility to consult with my own tax advisors as to any federal, state, local and other taxes I may owe in connection with the settlement of any Deferred Awards.

8. I understand, acknowledge and agree that the Board or the Compensation Committee has the discretion to make all determinations and decisions regarding any elections set forth on this Election Form.

9. I understand that this Election Form and the elections made hereunder are intended to comply with the requirements of Section 409A so that none of the Deferred Awards issuable will be subject to the tax acceleration and additional penalty taxes imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. If applicable, I understand that I am solely responsible for any accelerated income taxes and additional taxes and tax penalties imposed by Section 409A.

10. I also understand that this Election Form and the elections made hereunder will in all respects be subject to the terms and conditions of the Policy, the applicable Award Agreement and the Plan, as applicable. Should any inconsistency exist between this Election Form, the Policy, the Plan, the Award Agreement under which an RSU Award was granted, and/or any applicable law, then the provisions of either the applicable law (including, but not limited to, Section 409A) or the Plan will control, with the Plan subordinated to the applicable law and the Award Agreement and the Policy subordinated to this Election Form.

By signing this Election Form, I authorize the implementation of the above elections. I understand that my deferral election is irrevocable effective as of the Submission Deadline and may not be changed in the future, except in accordance with the requirements of Section 409A and the procedures specified by the Board or the Compensation Committee.

Signed: ___________________________	Date: ___________________________, ______
Participant
Agreed to and accepted:
Root, Inc.
By: ______________________________	Date: ___________________________, _______

IMPORTANT DEADLINE: Please remember that if you wish to make any election set forth on this Election Form, then the properly completed Election Form must be signed by you and returned ON OR BEFORE THE SUBMISSION DEADLINE to Jodi Baker by e-mail to jodi.baker@joinroot.com.